UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2012

KiOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35213	51-0652233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13001 Bay Park Road Pasadena, Texas		77507
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 694-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 9, 2012, the Compensation Committee of the Board of Directors of KiOR, Inc. (the “Company”) approved the Company’s entry into Performance and Retention Agreements with each of Fred Cannon, President and Chief Executive Officer, John H. Karnes, Chief Financial Officer, John Kasbaum, Senior Vice President—Commercial, and Christopher A. Artzer, Vice President, General Counsel and Secretary (each of Messrs. Cannon, Karnes, Kasbaum and Artzer, an “Executive”). Each Executive has entered into, or informed the Company of his intent to enter into, a Performance and Retention Agreement with the Company.

The form of Performance and Retention Agreement provides that all outstanding equity awards granted to the Executive pursuant to a Company equity or equity-based incentive plan prior to December 31, 2012 will become vested, exercisable in full and, where applicable, payable, upon (i) the Executive’s termination of his employment for Good Reason (as defined in the Performance and Retention Agreement) or the Company’s termination of the Executive’s employment without Cause (as defined in the Performance and Retention Agreement) (each such termination referred to in this summary as a “Qualifying Termination”), or (ii) the termination of the Executive’s employment due to death or Disability (as defined in the Performance and Retention Agreement), subject to further compliance with the provisions described below.

In the event of acceleration of vesting and/or payment, equity awards that were intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), will be paid at the time provided in existing award documentation, subject only to the satisfaction of applicable performance goals and not to the Executive’s continued service and without the exercise of any negative discretion under the existing award documentation. In the case of equity awards designed to be compliant with Section 409A of the Code, (i) if granted on or prior to the effective date of the Executive’s Performance and Retention Agreement, no accelerated payment shall apply (and only accelerated vesting shall apply) and (ii) if granted after the effective date of the Executive’s Performance and Retention Agreement, payment of the equity award will be made on the 65th day following the Executive’s Qualifying Termination or termination due to death or Disability unless the equity award provides for payment upon the Executive’s “separation from service” (as defined in Section 409A of the Code), in which case payment shall be made as so provided.

Accelerated vesting and/or payment of equity awards under the Performance and Retention Agreements are further subject to (i) the delivery by the Executive (or the Executive’s estate or other legal representative) of an executed release and waiver of claims against the Company, which release must be irrevocable and effective within 60 days after the date of the Executive’s termination, (ii) compliance by the Executive with a non-competition and a non-solicitation covenant for 12 months following the date of termination and (iii) compliance with a confidentiality covenant and a non-disparagement covenant at all times. In addition, if vesting or payment of an Executive’s equity awards is accelerated by the terms of the Performance and Retention Agreement, the Executive may not directly or indirectly transfer or dispose of any shares of Company common stock acquired through such acceleration, with such transfer restriction lapsing as to 25% of the accelerated shares on each three month anniversary of the date of the Executive’s Qualifying Termination, death or Disability.

Notwithstanding the above, if a Qualifying Termination of the Executive occurs within 12 months following the date of a Change in Control (as defined in the Performance and Retention Agreement) of the Company or in anticipation of a Change in Control that actually occurs, the acceleration and payment of the Executive’s equity awards will not be subject to the Executive’s delivery of a release, compliance with the covenants or the transfer restriction as described in the preceding paragraph.

The provisions of the Performance and Retention Agreements, including the acceleration of vesting and/or payment, supersede any contrary provision in any equity award documentation to the extent the Performance and Retention Agreement is more favorable to the Executive. Disputes between the Company and the Executive arising out of the Performance and Retention Agreement are to be settled by binding arbitration.

The foregoing summary of the terms of the Performance and Retention Agreements is not complete and is qualified in its entirety by reference to the form of Performance and Retention Agreement filed herewith as Exhibit 10.1, which Exhibit is incorporated by reference into this Item 5.02(e).

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form of Performance and Retention Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KiOR, Inc.

Date: March 15, 2012	By:	/s/ Christopher A. Artzer
Christopher A. Artzer
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Performance and Retention Agreement.